                                                                    EXHIBIT 99.1

                               [CPI LOGO OMITTED]

                              FOR IMMEDIATE RELEASE
               CPI AEROSTRUCTURES ANNOUNCES THIRD QUARTER RESULTS

        2004 GUIDANCE AFFIRMED - A MINIMUM OF $30 MILLION IN REVENUE AND
                     A MINIMUM OF $3.7 MILLION IN NET INCOME

EDGEWOOD, NY - NOVEMBER 1, 2004 -- CPI Aerostructures, Inc. ("CPI") (AMEX: CVU)
today announced results for the third quarter and nine months ended September
30, 2004.

THIRD QUARTER 2004 VERSUS 2003:
     o    Revenue of $7,877,023 was slightly ahead of last year's $7,851,067;
     o    Income from operations rose 9.3% to $1,965,399 from $1,798,816;
     o    Gross margin was 34% as compared with 32%, ahead of the Company's
          30%-32% gross margin target for 2004;
     o    Net income was $1,325,471 or $0.22 per diluted share, compared to pro forma net income of $1,082,141 or $0.18 per diluted share. (Pro forma net income for 2003 eliminates a non-recurring gain of $41,236 on the sale of certain assets of a discontinued operation and provides a provision for taxes at an effective 40% rate).

NINE MONTHS 2004 VERSUS 2003:
     o    Revenue increased 2.6% to $21,297,456 from $20,752,731;
     o    Income from operations was $4,601,320, an increase of 6% compared to
          $4,340,827;
     o    Gross margin was 33% compared with 32%;
     o    Net income was $2,940,482 or $0.48 per diluted share, compared to pro forma net income of $2,527,205 or $0.47 per diluted share. (Pro forma net income for 2003 eliminates non-recurring gains of $2.4 million from the early extinguishment of debt related to the repayment of a
          $4.0 million note and the corresponding accrued interest at a substantial discount and $461,235 on the sale of certain assets of a discontinued operation and provides a provision for taxes at an effective 40% rate).

In preparing the Company's 2003 federal income tax return, the Company determined that there were additional net operating losses available to apply against income subsequent to 2003. The Company is in the process of analyzing the impact of this availability and the timing of recognition of the benefit.
The Company anticipates that it will complete its analysis during the fourth quarter.

                                     (more)

CPI Aerostructures, Inc. News Release                                     Page 2
November 1, 2004

Edward J. Fred, CPI's CEO & President, stated, "Although third quarter revenue was only slightly higher than last year, operating income rose 9.3% due principally to the improvement in gross margin stemming from a richer product mix. As we have been reporting, the government has been slow to issue major contract releases, in part because of aircraft deployments into areas of conflict. As a result, the military aircraft that we support are not in the depots where they can undergo maintenance and modification. The Air Force has advised us that the unused portion of its 2004 aircraft structure budgets has been carried over into 2005. Accordingly, we are hopeful that the balance of the
2004 funding, as well as monies allocated in the 2005 budget, will be released early in 2005, as the postponement of aircraft maintenance and modification should be even more pressing."

Mr. Fred went on to say, "The accelerated timetable for the release of our 2005 order, under our 10 year, $61 million contract, for 70 ship-sets of structural inlets for the T-38 Talon trainer supports this assumption. As previously reported, the Air Force has indicated that CPI should expect the accelerated release schedule to continue and for the 2006 order to be in our hands in the fall of 2005. While the 2005 award is the largest annual release we have received to date, there still remains $33.7 million in additional potential orders over the remaining five year life of the contract."

Discussing CPI's outlook, Mr. Fred added, "We are confident in meeting our previously stated objectives for revenue and net income of at least $30 million and $3.7 million, respectively. We expect continued growth in 2005 and we have been advised that a release of our 2005 C-5 TOPS order, which as we previously reported may amount to $215 million over seven years, should be issued in the first quarter of 2005. The magnitude and timing of this release could have a dramatic impact on our top and bottom lines in the coming year."

CONFERENCE CALL
Edward Fred will host a conference call today, November 1, 2004 at 11 am Eastern
Time to discuss third quarter results as well as recent corporate developments.
After opening remarks, there will be a question and answer period. Interested parties may participate by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aerostructures call. The conference call will be broadcast live over the Internet at www.cpiaero.com. To access the call, click on the "Investor Relations" section, then click on
"Events". Please go to the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived for approximately 90 days.

FOUNDED IN 1980, CPI AEROSTRUCTURES IS ENGAGED IN THE CONTRACT PRODUCTION OF
STRUCTURAL AIRCRAFT PARTS PRINCIPALLY FOR THE U.S. AIR FORCE AND OTHER BRANCHES
OF THE ARMED FORCES. IN CONJUNCTION WITH ITS ASSEMBLY OPERATIONS, CPI PROVIDES
ENGINEERING, TECHNICAL AND PROGRAM MANAGEMENT SERVICES. AMONG THE KEY PROGRAMS
THAT CPI SUPPLIES ARE THE C-5A GALAXY CARGO JET, THE T-38 TALON JET TRAINER AND
THE E-3 SENTRY AWACS JET.

THE ABOVE STATEMENTS INCLUDE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND
UNCERTAINTIES, WHICH ARE DESCRIBED FROM TIME TO TIME IN CPI'S SEC REPORTS,
INCLUDING CPI'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003 AND FORM 10-QSB
FOR THE QUARTER ENDED JUNE 30, 2004.

                            (See Accompanying Tables)

CPI Aerostructures, Inc. News Release                                     Page 3
November 1, 2004

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME

                                                                   FOR THE THREE MONTHS                 FOR THE NINE MONTHS
                                                                    ENDED SEPTEMBER 30,                  ENDED SEPTEMBER 30,
ENDED SEPTEMBER 30,
                                                                   2004                2003           2004              2003
                                                                         (UNAUDITED)                        (UNAUDITED)

Revenue                                                     $    7,877,023      $    7,851,067    $   21,297,456    $ 20,752,731
Income from operations                                           1,965,399           1,798,816         4,601,320       4,340,827

Other income (expense):
    Interest (expense)/other income                                     72               4,752               162        (128,818)
    Gain on extinguishment of debt                                     ---                 ---               ---       2,431,233
    Gain on sale of assets held for sale - discontinued                ---              41,236               ---         461,235
       operations
Income before provision for income taxes                         1,965,471           1,844,804         4,601,482       7,104,477
Provision for income taxes                                         640,000                 ---         1,661,000             ---
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                  $    1,325,471      $    1,844,804    $    2,940,482    $  7,104,477
================================================================================================================================

Earnings per common share - basic                           $         0.25      $         0.35    $         0.55    $       1.50
================================================================================================================================

Earnings per common share - diluted                         $         0.22      $         0.30    $         0.48    $       1.31
================================================================================================================================

Shares used in computing earnings per common share:
  Basic                                                          5,405,184           5,217,733         5,358,025       4,730,803
  Diluted                                                        6,132,425           6,053,689         6,091,338       5,426,145
--------------------------------------------------------------------------------------------------------------------------------

ADJUSTED PRO FORMA REMOVING CERTAIN BENEFITS FROM THE COMPARISON

                                                                         FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                          ENDED SEPTEMBER 30,            ENDED SEPTEMBER 30,
SEPTEMBER 30,
                                                                          2004                2003       2004              2003
                                                                             (UNAUDITED)                       (UNAUDITED)

Income before provision for income taxes                            $    1,965,471      $  1,844,804   $ 4,601,482   $   7,104,477
  Adjustments to remove non recurring gains:
  Gain on sale of assets held for sale - discontinued operations               ---           (41,236)          ---        (461,235)
  Gain on extinguishment of debt                                               ---               ---           ---      (2,431,233)

Pretax Income excluding non-recurring gains                         $    1,965,471      $  1,803,568     4,601,482   $   4,212,009
Tax provision                                                              640,000               ---     1,661,000             ---
  Adjustments to tax provision to make 40% effective rate                      ---           721,426           ---       1,684,804
                                                                  ----------------    ---------------  --------------    --------------
  Adjusted Net Income                                               $    1,325,471      $  1,082,141   $ 2,940,482   $   2,527,205
Earnings per common share - basic                                   $         0.25      $       0.21   $      0.55   $        0.53
Earnings per common share - diluted                                 $         0.22      $       0.18   $      0.48   $        0.47

CPI Aerostructures, Inc. News Release                                     Page 4
November 1, 2004

                                                        Unaudited             Audited
                      Balance Sheet Highlights           9/30/04              12/31/03
                                                         -------              --------

CASH                                                   $   1,543,196         $  2,794,310

TOTAL CURRENT ASSETS                                      26,543,929           23,399,350

TOTAL ASSETS                                              27,269,544           23,939,090

TOTAL CURRENT LIABILITIES                                  3,897,217            4,079,976

WORKING CAPITAL                                           22,646,712           19,319,374

SHORT-TERM DEBT                                               63,459                7,303

LONG-TERM DEBT                                               127,445               26,311

SHAREHOLDERS' EQUITY                                      23,244,882           19,832,803

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                27,269,544           23,939,090

CONTACT:
Vince Palazzolo                                Investor Relations Counsel
Chief Financial Officer                        The Equity Group Inc.
CPI Aerostructures, Inc.                       Linda Latman (212) 836-9609
(631) 586-5200                                 www.theequitygroup.com
www.cpiaero.com